Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports 2021 Results: Third Straight Year of 25%+ Revenue Growth

Annual bookings top $1.7 billion, up 54%; Annual recurring revenue of $327 million, up 48%

Dear Shareholders,

Our 2021 results reflect strong operational and financial execution across the business.

We are executing upon our vision to build the world’s largest and most trusted network of safety devices, in service of protecting life by:

●	Obsoleting the bullet
●	Protecting truth
●	Accelerating justice
●	Building for racial equity, diversity, and inclusion

In 2021, we achieved revenue growth of 27% to $863 million. Over the past three years, we have delivered a 27% compound annual revenue growth rate. While our net loss of $60 million includes the impact of non-cash stock based compensation expenses, annual Adjusted EBITDA of $178 million exceeded our guidance, reflected a 20.6% margin and showcases our ability to deliver profitability while investing heavily to scale. Indeed, we have achieved a three year Adjusted EBITDA CAGR of 43%.

Our focus on building best-in-class subscription software, with a positive user experience, has driven our annual recurring revenue to $327 million, tripling over three years.

And record annual bookings of $1.7 billion, up 54% over 2020, point to strong growth ahead.

This level of sustainable high growth and profitability underscores the importance and relevance of our mission to protect life. This is especially true at a time when pandemics and social unrest have created far-reaching impacts personally, professionally and societally, around the world.

The stories that we hear from customers and citizens about lives saved and communities feeling supported embolden us to continue innovating, to pursue new markets and expand Axon’s footprint into new geographies, executing against the $52 billion total addressable market opportunity we laid out in November 2021.

Our long-term model and financial targets remain unchanged: We aim to deliver a 20%+ top line CAGR, while building recurring revenue streams that support underlying Adjusted EBITDA margins of 30%, allowing us to reinvest for growth, as a Rule of 40 grower(1).

Our priority in 2022 is to *further excel at what we do* and we are focused on setting our teams up for success. We are scaling new products and markets, and attracting and developing talent to continue executing on our mission.

(1)

The way Axon invests in future growth while also demonstrating leverage is to target the Rule of 40 — where the sum of our top line growth percentage plus our Adjusted EBITDA margin percentage equals or surpasses 40. This metric is typically used to evaluate pure SaaS companies, and has set a high bar for our entire business, which includes hardware. It’s a bar that we continuously beat.

Select updates

New products

Axon launched Attorney Premier in December, formally entering the justice software market, which we estimate to be worth $1 billion. Attorney Premier enables prosecutors and defense attorneys to easily manage various forms of digital evidence, including body-worn and in-car video, drone footage, interview room video, CCTV video, photographs, audio, documents and more.

Axon's R&D on the category began more than a year ago, and included hundreds of interviews with prosecutors and defense attorneys. The proliferation of digital evidence has forced highly-trained attorneys to spend up to a third of their time on clerical work. Often, public defenders have as little as six minutes with a client before entering a plea deal, while prosecutors have less than an hour to make a charging decision. Both sides can have hours of video evidence to review for each case.

Axon’s expansion into justice software is a natural evolution of our market-leading cloud-hosted digital evidence management software category. Specifically, we are developing software to help prosecutors and defense attorneys streamline the discovery process. Not only is our goal to save attorneys time, but also to shorten the time people are jailed awaiting trial.

"Our District Attorney's Office has been working with Axon to meet the many challenges that face us with the volume of videos and other digital discovery that now fills the files of each case. We have found Axon's approach to be responsive and found Attorney Premier to be refreshing and innovative."

— Dan Rubinstein, District Attorney at 21st Judicial District Attorney's Office in Colorado

Axon introduced plans for the Bolt 2, a new consumer device. The TASER Bolt 2 is Axon’s upcoming self-defense product. It will feature a 15-foot range, discreet design, enhanced features for improved accuracy in low-light, and the ability to alert emergency dispatch when discharged when paired with a companion app.

The Bolt 2 is designed to immobilize attackers for up to 30 seconds.

We anticipate that consumer will be a growing area of investment for us over the long term given our incredibly low penetration of this sizeable market. Our investments in personal safety devices fall alongside our other growth investments, including software. All of these investments are subject to the same financial discipline that allows us to deliver meaningful profitability while also growing the top line at 20% or higher.

Global scaling

Our geographical footprint continues to expand. Axon’s investments in CapEx include building out facilities around the world to better service our customers.

In late 2021, we opened a new fulfillment center in Georgia, which aims to reduce shipping times to Europe by about 50% and allows us to reach many domestic customers more quickly, which is critical in peak season and in mitigation for poor weather. The Atlanta fulfillment center is one of five. Others include the facilities in or near Phoenix, the UK, Germany and Australia.

In February 2022, we announced a new European R&D office. The London R&D hub is Axon's fourth after Scottsdale, Ariz., Seattle, and Vietnam's Ho Chi Minh City.

Strategic initiatives

Two initiatives completed in Q4 2021 are highly strategic and value added.

Axon acquired Occam Video Solutions, a well-established provider of forensic video solutions software. Axon initially partnered with Occam in 2020 to license its technology. The purchase price was $26 million, consisting of cash and stock.

The Axon Evidence integration with Occam’s solution solves a key pain point for our customers. Video security, closed-circuit TV (CCTV) and publicly submitted video evidence can be burdensome for law enforcement agencies to manage. Many video security systems use unique video formats that can only be played back using third-party hardware or software. When agencies attempt to playback that video using other commercial software, the files often play incorrectly with frames being skipped entirely. Occam’s software solves this issue and supports most video file types.

Strategic investment in Dedrone, leader in drone detection and tracking: Axon invested $25 million in Dedrone, a leader in drone security solutions to identify, track and mitigate Small Unmanned Aircraft Systems (sUAS). Dedrone has been delivering strong growth, and has surpassed 1,000 sensors sold, expanding to detect more than 200 drone types. Dedrone uses artificial intelligence and machine learning (AI/ML) to analyze and synthesize data from sensors to detect, identify and track drones. Its software also provides data analytics and drone mitigation.

Axon’s investment in Dedrone is strategically significant to Axon’s long-term plans to leverage drones for public safety. Dedrone is selling into 33 countries, and customers include four G-7 nations, nine U.S. federal agencies, including the Department of Defense, and more than 65 critical infrastructure sites, 20 airports, 50 correctional facilities and 10 Fortune 500 companies. Dedrone’s product suite will integrate with Axon’s end-to-end drone solution, Axon Air, which we launched in 2018.

Summary of Q4 2021 results:

●	Quarterly revenue of $218 million declined 4% year over year, and exceeded our expectations. The negative growth rate reflects:
o	A high year over year comparison was caused by a $20 million TASER order received from a national government in Q4 2020.
o	About $35 million of revenue tied to demand for our TASER 7 platform shifted from Q4 2021 into 2022. This was due to industry-wide chip shortages, as we communicated in our Q3 2021 shareholder letter.
o	About $15.5 million of revenue tied to demand for Axon Body 3 cameras shifted from Q4 2021 into 2022 due to supply chain constraints.
●	Total company gross margin of 62.1% was in line with our expectations.
●	Operating expenses for the quarter of $162 million included $40 million in stock based compensation expenses.
o	SG&A of $111 million included $28 million in stock-based compensation expenses.
o	R&D of $51 million included $12 million in stock-based compensation expenses.
●	Our quarterly net loss of $14 million, or ($0.19) per share, included $41 million in stock based compensation expenses, an $11 million non-cash, unrealized, mark-to-market adjustment related to our strategic investment in Cellebrite and $9 million in payroll taxes tied to the vesting or exercising of our eXponential Stock Performance Plan (XSPP) and CEO Performance Award(2).
●	Non-GAAP net income was $34 million, or $0.46 per share.
●	Adjusted EBITDA was $31 million, adding up to full year Adjusted EBITDA of $178 million, which exceeded our guidance.

o	Of the $41 million in total stock-based compensation expense in Q4 2021, $27 million was related to our XSPP and CEO Performance Award.
◾	In Q4 2021, $14 million was tied to acceleration of attainment dates, which means the time over which we record expense is shortened.
◾	Since the CEO Performance Award was adopted in 2018, we have expensed $230 million of total potential expense of $246 million under the plan. Since the XSPP plan was adopted in 2019, we have expensed $177 million of total potential expense of $199 million currently projected under the plan for XSPP grants issued to date.
●	In 2021, our operating cash flow of $124 million supported free cash flow generation of $74 million.
o	Excluding our campus investments, adjusted free cash flow more than quadrupled from $20 million in 2020 to $85 million in 2021. Principal uses of cash in 2021 included $40 million of capital expenditures, primarily deployed toward manufacturing automation and global facilities expansion, and $43 million of investment in working capital. We expect adjusted free cash flow generation to strengthen even further in 2022.
o	Outside of adjusted free cash flow in 2021, other uses of cash included $68 million from inorganic transactions, including the acquisitions of Occam and My90, and strategic investments in RapidSOS and Dedrone, a $90 million strategic investment in Cellebrite, and $331 million in tax payments related to vesting and exercises of net settled stock awards. We also invested $10 million toward our new Scottsdale, Ariz. campus, which is described further in the Outlook section.
o	Principal contributors to cash outside of adjusted free cash flow included $106 million in net proceeds from our at-the-market offering, adopted in part to offset net settled stock award tax payments, $52 million in proceeds from the exercise of stock options, and $14.5 million in proceeds from our strategic investment in Flock Safety.
●	As of 2021 year end, Axon had $402 million in cash, equivalents and investments.
●	Axon has zero debt.
(2)	These innovative stock-based compensation plans were approved by shareholders in 2018 and 2019 and align the interests of management and employees with shareholders.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	31 DEC 2021	30 SEP 2021	31 DEC 2020	QoQ		YoY
	(in thousands)
Net sales	$103,909	$121,491	$135,761	(14.5)%		(23.5)%
Gross margin	63.9%	65.8%	64.5%	(190)	bp	(60)	bp
●	Q4 2021 TASER segment revenue of $104 million declined year over year. In Q4 2020, we benefitted from a $20 million TASER 7 order from an international customer - the largest TASER order in company history. Also, in Q4 2021, about $35 million in revenue did not ship due to inventory constraints. On a full year basis, TASER segment revenue grew 19% to $437 million.
●	Q4 2021 TASER segment gross margin of 63.9% declined slightly, primarily driven by lower fixed-cost leverage, product mix and higher industry-wide freight costs. On a full year basis, TASER segment gross margin expanded 310 basis points to 65.7%, aided by engineered lower build costs in our TASER segment, including investments in automation, and fixed-cost leverage.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 DEC 2021	30 SEP 2021	31 DEC 2020	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$68,668	$63,264	$50,343	8.5%		36.4%
Axon Cloud gross margin	74.3%	74.6%	77.7%	(30)	bp	(340)	bp

Sensors and Other net sales	$45,001	$47,234	$40,036	(4.7)%		12.4%
Sensors and Other gross margin	39.3%	36.9%	36.3%	240	bp	300	bp
●	Axon Cloud revenue grew 36% year over year to $69 million, reflecting strong domestic demand and growing adoption of our real-time operations and transcription services.
●	Axon Cloud gross margin of 74.3% reflects a combination of our high margin software revenue and no-to-low margin professional services costs related to installing new customers. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 12% year over year to $45 million. About $15.5 million of revenue tied to demand for Axon Body 3 cameras shifted from Q4 2021 into 2022 due to supply chain constraints. Body camera demand continues to be strong. Absent the impact of supply-chain related shipping delays, Sensors & Other revenue would have grown 50% year over year.
●	Sensors & Other gross margin was 39.3%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	31 DEC 2021	30 SEP 2021	30 JUN 2021	31 MAR 2021	31 DEC 2020
	($ in thousands)
Annual recurring revenue (1)	$327,488	$288,691	$260,178	$242,357	$221,263
Net revenue retention (2)	119%	119%	119%	119%	119%
Total company future contracted revenue (2)	$2,800,000	$2,390,000	$2,040,000	$1,790,000	$1,730,000
Percentage of TASER devices sold on a recurring payment plan	65%	58%	55%	64%	53%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 48% year over year to $327.5 million. On a sequential basis, ARR increased by $39 million, slightly ahead of our expectation due to strong demand for added SaaS software features in all three strategic software growth categories: digital evidence management, productivity solutions and real-time operations, and strong contributions from the federal market and international regions.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $2.8 billion, reflecting strong bookings in the quarter. Most of our bookings are for multi-year contracts. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 65% in the quarter. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

Outlook

The following forward-looking statements reflect Axon’s full year 2022 expectations as of February 24, 2022, and are subject to risks and uncertainties.

●	We expect to achieve 2022 revenue of about $1.04 billion, representing 20% growth year over year. This reflects a strengthened outlook compared with our previously communicated guidance of at least $1.0 billion and highlights our long-term strategy of scaling a business that supports a 20%-plus revenue CAGR.
●	We are establishing our expectations for Adjusted EBITDA in the range of $185 million to $195 million.
o	This guidance represents our ability to accelerate revenue growth by reinvesting back into the business with both rigor and discipline, pushing us forward on our path to achieving our long-term target Adjusted EBITDA margin of 30%.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be more than $104 million for the full year. Because our stock-based compensation expense may fluctuate significantly based on changes in the probability of attaining certain operational or market capitalization metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	We expect adjusted free cash flow to strengthen to a range of about $125 million to $145 million in 2022, compared with about $85 million in 2021. This range reflects our expectations for operating cash flow, minus our expected purchases of property and equipment (CapEx), excluding any investments made in our campus facility, outlined below.
●	Our expected capital expenditures of approximately $135 million to $160 million in 2022 include the following initiatives:
o	Approximately $85 million is expected to be deployed toward Axon’s new campus in Scottsdale, Ariz. This project, which includes a next-generation manufacturing facility, aims to consolidate multiple facilities and bring increased automation to future generations of product hardware. Axon leverages physical facilities for not only manufacturing and warehousing, but hardware R&D, testing labs, wireless calibration, customer training & events and a variety of other functions that require physical collaboration. We expect this investment to provide long-term flexibility and stability for our physical plant operations.
o	Investments of about $40 million to support TASER capacity expansion and automation for current and future products.
o	Investments of about $15 million in global facility build-outs and upgrades to support manufacturing expansion, including expansions into Germany, the Netherlands, India and Spain.
o	Up to $5 million in automating packaging and assembly lines.

We entered 2022 with strong momentum and tremendous confidence in our ability to continue accelerating growth and profitability.

Thank you for investing in our mission to protect life,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q4 2021 earnings conference call webinar on Thursday, February 24,  at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/91034907333.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of December 31, 2021. We expect to recognize between 15% - 20% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (identified and listed below in the reconciliation).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to strategic investments and business acquisitions; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 262,000 lives and countless dollars have been saved with the Axon Network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Cellebrite is a trademark of Cellebrite Mobile Synchronization Ltd.; Dedrone is a trademark of Dedrone Holdings, Inc., Facebook is a trademark of Facebook, Inc.; RapidSOS is a trademark of RapidSOS Inc.; Twitter is a trademark of Twitter, Inc.; Vievu is a trademark of Vievu, LLC and Zoom is a trademark of Zoom Video Communications, Inc. Axon, Axon Network, Bolt 2, TASER, TASER 7, Protect Life, the Delta Logo and the Lightning Bolt in Circle Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2022 full year revenue, adjusted EBITDA, stock-based compensation expense, adjusted free cash flow, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2021. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic or other catastrophic events; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; changes in the costs of product components and labor; our ability to attract and retain key personnel; the impact of product mix on projected gross margins; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to design, introduce, sell and deploy new products or features; customer purchase behavior, including adoption of our software as a service delivery model; delayed cash collections and possible credit losses due to our subscription model; exposure to international operational risks; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; defects in our products; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; our ability to integrate acquired businesses; negative media publicity regarding our products; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its federal court constitutional case against the Federal Trade Commission (FTC) while the FTC's separate antitrust administrative action against the company remains stayed.

On January 24, 2022, the U.S. Supreme Court accepted review of an important jurisdictional issue raised by Axon’s constitutional challenges to the FTC’s internal administrative structure and procedures. The high Court’s action is a critical first step for all businesses seeking to vindicate their constitutional rights and hold government regulators accountable.

As background, Axon’s federal district court constitutional challenge against the FTC was dismissed in April 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its claims through the FTC’s administrative process. Axon appealed that ruling to the Ninth Circuit (No. 20-15662). In January 2021, the appellate panel in a 2-1 split decision affirmed the district court ruling against Axon on the jurisdictional question, but granted Axon’s motion to stay the case pending resolution of the company’s certiorari petition with the U.S. Supreme Court (No. 21-86).

The Supreme Court will now decide the question of “whether Congress impliedly stripped federal district courts of jurisdiction over constitutional challenges to the FTC’s structure, procedures, and existence by granting the courts of appeals jurisdiction to ‘affirm, enforce, modify, or set aside’ the Commission’s cease-and-desist orders.“ Without such jurisdiction, parties must endure the very processes they contend are unconstitutional before reaching a court with actual authority to decide their claims.

Argument is expected at the beginning of the Supreme Court’s next term in October. A decision is unlikely before February 2023 Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

As a reminder, in parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the 2018 acquisition of Vievu was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Investor Relations via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021	30 SEP 2021	31 DEC 2020	31 DEC 2021	31 DEC 2020
Net sales from products	$145,409	$165,803	$174,116	$608,525	$500,250
Net sales from services	72,169	66,186	52,024	254,856	180,753
Net sales	217,578	231,989	226,140	863,381	681,003
Cost of product sales	64,845	71,336	73,624	260,098	224,131
Cost of service sales	17,672	16,086	11,210	62,373	40,541
Cost of sales	82,517	87,422	84,834	322,471	264,672
Gross margin	135,061	144,567	141,306	540,910	416,331
Operating expenses:
Sales, general and administrative	111,453	99,295	97,523	515,007	307,286
Research and development	50,674	42,382	38,008	194,026	123,195
Total operating expenses	162,127	141,677	135,531	709,033	430,481
Income (loss) from operations	(27,066)	2,890	5,775	(168,123)	(14,150)
Interest and other incom (expense), net	(10,148)	(5,530)	3,265	26,748	7,859
Income (loss) before provision for income taxes	(37,214)	(2,640)	9,040	(141,375)	(6,291)
Benefit from income taxes	(23,706)	(51,164)	(16,794)	(81,357)	(4,567)
Net income (loss)	$(13,508)	$48,524	$25,834	$(60,018)	$(1,724)
Net income (loss) per common and common equivalent shares:
Basic	$(0.19)	$0.73	$0.41	$(0.91)	$(0.03)
Diluted	$(0.19)	$0.67	$0.40	$(0.91)	$(0.03)
Weighted average number of common and common equivalent shares outstanding:
Basic	69,310	66,192	63,639	66,191	61,782
Diluted	69,310	72,441	65,362	66,191	61,782

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 DEC 2021			30 SEP 2021			31 DEC 2020
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$100,408	$45,001	$145,409	$118,569	$47,234	$165,803	$134,080	$40,036	$174,116
Net sales from services (2)	3,501	68,668	72,169	2,922	63,264	66,186	1,681	50,343	52,024
Net sales	103,909	113,669	217,578	121,491	110,498	231,989	135,761	90,379	226,140
Cost of product sales	37,539	27,306	64,845	41,554	29,782	71,336	48,138	25,486	73,624
Cost of service sales	—	17,672	17,672	—	16,086	16,086	—	11,210	11,210
Cost of sales	37,539	44,978	82,517	41,554	45,868	87,422	48,138	36,696	84,834
Gross margin	66,370	68,691	135,061	79,937	64,630	144,567	87,623	53,683	141,306
Gross margin %	63.9%	60.4%	62.1%	65.8%	58.5%	62.3%	64.5%	59.4%	62.5%

Research and development	14,104	36,570	50,674	10,476	31,906	42,382	5,231	32,777	38,008

	TWELVE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021			31 DEC 2020
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$426,916	$181,609	$608,525	$362,649	$137,601	$500,250
Net sales from services (2)	10,011	244,845	254,856	3,903	176,850	180,753
Net sales	436,927	426,454	863,381	366,552	314,451	681,003
Cost of product sales	149,739	110,359	260,098	136,925	87,206	224,131
Cost of service sales	145	62,228	62,373	—	40,541	40,541
Cost of sales	149,884	172,587	322,471	136,925	127,747	264,672
Gross margin	287,043	253,867	540,910	229,627	186,704	416,331
Gross margin %	65.7%	59.5%	62.7%	62.6%	59.4%	61.1%

Research and development	46,136	147,890	194,026	15,380	107,815	123,195

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	31 DEC	31 DEC	Unit	Percent	31 DEC	31 DEC	Unit	Percent
	2021	2020	Change	Change	2021	2020	Change	Change
TASER 7	12,927	41,099	(28,172)	(68.5)%	90,348	77,451	12,897	16.7%
TASER X26P	8,246	10,611	(2,365)	(22.3)	30,083	37,391	(7,308)	(19.5)
TASER X2	14,432	9,751	4,681	48.0	38,620	43,407	(4,787)	(11.0)
TASER Consumer devices	8,733	11,657	(2,924)	(25.1)	26,958	33,158	(6,200)	(18.7)
Cartridges	1,194,867	1,272,679	(77,812)	(6.1)	4,945,927	3,714,291	1,231,636	33.2
Axon Body	31,749	44,735	(12,986)	(29.0)	181,663	182,538	(875)	(0.5)
Axon Flex	1,027	749	278	37.1	7,828	8,962	(1,134)	(12.7)
Axon Fleet	4,609	3,905	704	18.0	11,264	11,304	(40)	(0.4)
Axon Dock	4,959	6,326	(1,367)	(21.6)	25,584	25,422	162	0.6

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021	30 SEP 2021	31 DEC 2020	31 DEC 2021	31 DEC 2020
EBITDA and Adjusted EBITDA:
Net income (loss)	$(13,508)	$48,524	$25,834	$(60,018)	$(1,724)
Depreciation and amortization	5,274	4,838	3,531	18,694	12,475
Interest expense	1	5	11	28	55
Investment interest income	(353)	(123)	(929)	(1,511)	(4,086)
Provision for (benefit from) income taxes	(23,706)	(51,164)	(16,794)	(81,357)	(4,567)
EBITDA	$(32,292)	$2,080	$11,653	$(124,164)	$2,153

Adjustments:
Stock-based compensation expense	$41,110	$35,062	$53,448	$303,331	$133,572
Realized and unrealized (gains) losses on strategic investments and marketable securities (1)	11,160	6,660	(2,055)	(23,035)	(2,055)
Transaction costs related to strategic investments and acquisitions	1,180	393	109	2,068	1,032
Loss on disposal and abandonment of intangible assets	16	—	68	146	320
Loss on disposal and impairment of property and equipment, net	18	31	293	92	1,722
Costs related to FTC litigation	119	242	522	741	19,064
Payroll taxes related to XSPP vesting and CEO Award option exercises	9,195	6,069	—	18,933	—
Adjusted EBITDA	$30,506	$50,537	$64,038	$178,112	$155,808
Net income (loss) as a percentage of net sales	(6.2)%	20.9%	11.4%	(7.0)%	(0.3)%
Adjusted EBITDA as a percentage of net sales	14.0%	21.8%	28.3%	20.6%	22.9%

Stock-based compensation expense:
Cost of product and service sales	$1,405	$1,112	$1,294	$5,844	$3,464
Sales, general and administrative	27,740	25,969	43,007	238,813	103,860
Research and development	11,965	7,981	9,147	58,674	26,248
Total	$41,110	$35,062	$53,448	$303,331	$133,572

(1)	Includes net unrealized gains of $10.7 million and realized gain of $12.3 million for the twelve months ended December 31, 2021.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021	30 SEP 2021	31 DEC 2020	31 DEC 2021	31 DEC 2020
Non-GAAP net income:
GAAP net income (loss)	$(13,508)	$48,524	$25,834	$(60,018)	$(1,724)
Non-GAAP adjustments:
Stock-based compensation expense	41,110	35,062	53,448	303,331	133,572
Realized and unrealized (gains) losses on strategic investments and marketable securities (1)	11,160	6,660	(2,055)	(23,035)	(2,055)
Loss on disposal and abandonment of intangible assets	16	—	68	146	320
Loss on disposal and impairment of property and equipment, net	18	31	293	92	1,722
Transaction costs related to strategic investments and acquisitions	1,180	393	109	2,068	1,032
Costs related to FTC litigation	119	242	522	741	19,064
Payroll taxes related to XSPP vesting and CEO Award option exercises	9,195	6,069	—	18,933	—
Income tax effects	(15,605)	(12,064)	(13,172)	(75,276)	(38,156)
Non-GAAP net income	$33,685	$84,917	$65,047	$166,982	$113,775

Diluted income (loss) per common share
GAAP	$(0.19)	$0.67	$0.40	$(0.91)	$(0.03)
Non-GAAP	$0.46	$1.17	$1.00	$2.35	$1.81

Diluted weighted average shares outstanding
GAAP	69,310	72,441	65,362	66,191	61,782
Non-GAAP (2)	72,683	72,441	65,362	71,066	62,707

(1)  Includes net unrealized gains of $10.7 million and realized gain of $12.3 million for the twelve months ended December 31, 2021.

(2)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 DEC 2021	31 DEC 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$356,332	$155,440
Marketable securities	72,180
Short-term investments	14,510	406,525
Accounts and notes receivable, net	320,819	229,201
Contract assets, net	180,421	63,945
Inventory, net	108,688	89,958
Prepaid expenses and other current assets	56,540	36,883
Total current assets	1,109,490	981,952

Property and equipment, net	138,457	105,494
Deferred tax assets, net	127,193	45,770
Intangible assets, net	15,470	9,448
Goodwill	43,592	25,205
Long-term investments	31,232	90,681
Long-term notes receivable, net	11,256	22,457
Long-term contract assets, net	29,753	20,099
Strategic Investments	83,520	11,711
Other long-term assets	98,247	68,206
Total assets	$1,688,210	$1,381,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	32,220	24,142
Accrued liabilities	103,707	59,843
Current portion of deferred revenue	265,591	163,959
Customer deposits	10,463	2,956
Other current liabilities	6,540	5,431
Total current liabilities	418,521	256,331

Deferred revenue, net of current portion	185,721	111,222
Liability for unrecognized tax benefits	3,797	4,503
Long-term deferred compensation	5,679	4,732
Deferred tax liabilities, net	811	649
Other long-term liabilities	25,832	27,331
Total liabilities	640,361	404,768

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,095,229	962,159
Treasury stock	(155,947)	(155,947)
Retained earnings	109,883	169,901
Accumulated other comprehensive income (loss)	(1,317)	141
Total stockholders’ equity	1,047,849	976,255
Total liabilities and stockholders’ equity	$1,688,210	$1,381,023

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021	30 SEP 2021	31 DEC 2020	31 DEC 2021	31 DEC 2020
Cash flows from operating activities:
Net income (loss)	$(13,508)	$48,524	$25,834	$(60,018)	$(1,724)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,274	4,838	3,531	18,694	12,475
Loss on disposal and abandonment of intangible assets	16	—	68	146	320
Loss on disposal and impairment of property and equipment, net	18	31	293	92	1,722
Net loss (gain) on strategic investments and marketable securities	11,160	6,660	—	(23,035)	—
Stock-based compensation	41,110	35,062	53,448	303,331	133,572
Deferred income taxes	(22,410)	(52,004)	(4,858)	(81,303)	(16,528)
Unrecognized tax benefits	(783)	30	98	(706)	671
Bond premium amortization	611	1,496	—	5,217	3,345
Noncash lease expense	1,486	1,437	2,876	5,573	4,104
Provision for expected credit losses	(829)	553	526	(214)	1,302
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(87,675)	(114,106)	(59,211)	(205,769)	(107,762)
Inventory	(15,118)	(1,306)	7,215	(18,272)	(52,156)
Prepaid expenses and other assets	(11,252)	(15,586)	(10,063)	(40,158)	(14,885)
Accounts payable, accrued and other liabilities	16,773	38,909	(16,479)	45,301	8,886
Deferred revenue	88,057	61,911	31,040	175,615	65,139
Net cash provided by operating activities	12,930	16,449	34,318	124,494	38,481
Cash flows from investing activities:
Purchases of investments	—	(124,191)	(139,835)	(362,479)	(656,522)
Proceeds from call, maturity, or sale of investments	219,445	204,358	92,640	718,617	379,839
Proceeds from sale of strategic investments	—	—	—	14,546	—
Purchases of property and equipment	(13,385)	(12,470)	(6,606)	(49,886)	(72,629)
Purchases of intangible assets	(235)	(14)	(64)	(392)	(241)
Proceeds from disposal from property and equipment	12	(17)	1	43	95
Purchases of strategic investments	(25,000)	—	(2,368)	(45,500)	(7,068)
Business acquisition, net of cash acquired	(21,693)	(700)	—	(22,393)	—
Net cash provided by (used in) investing activities	159,144	66,966	(56,232)	252,556	(356,526)
Cash flows from financing activities:
Net proceeds from equity offering	(101)	105,615	—	105,514	306,779
Proceeds from options exercised	51,614	—	—	51,614	295
Income and payroll tax payments for net-settled stock awards	(148,792)	(172,205)	(923)	(331,309)	(7,809)
Net cash provided by (used in) financing activities	(97,279)	(66,590)	(923)	(174,181)	299,265
Effect of exchange rate changes on cash and cash equivalents	(155)	(1,508)	2,279	(1,982)	1,976
Net increase (decrease) in cash and cash equivalents and restricted cash	74,640	15,317	(20,558)	200,887	(16,804)
Cash and cash equivalents and restricted cash, beginning of period	281,798	266,481	176,109	155,551	172,355
Cash and cash equivalents and restricted cash, end of period	$356,438	$281,798	$155,551	$356,438	$155,551

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2021	30 SEP 2021	31 DEC 2020	31 DEC 2021	31 DEC 2020
Net cash provided by operating activities	$12,930	$16,449	$34,318	$124,494	$38,481
Purchases of property and equipment	(13,385)	(12,470)	(6,606)	(49,886)	(72,629)
Purchases of intangible assets	(235)	(14)	(64)	(392)	(241)
Free cash flow, a non-GAAP measure	$(690)	$3,965	$27,648	$74,216	$(34,389)
Net campus investment	3,391	3,128	—	10,297	54,152
Adjusted free cash flow, a non-GAAP measure	$2,701	$7,093	$27,648	$84,513	$19,763

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 DEC 2021	31 DEC 2020
	(Unaudited)
Cash and cash equivalents	$356,332	$155,440
Short-term investments	14,510	406,525
Long-term investments	31,232	90,681
Total cash and cash equivalents and investments, net	$402,074	$652,646